Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS FISCAL 2010 RESULTS

•                  FOURTH QUARTER DILUTED EPS OF $0.89, INCLUDING A $0.38 PER SHARE GAIN ON THE SALE OF RAINBOW CASINO, ON REVENUE OF $195 MILLION

•                  RECORD ANNUAL AND QUARTERLY GAMING OPERATIONS REVENUES OF $287 MILLION AND $77 MILLION

•                  RECORD ANNUAL SYSTEMS REVENUES OF $218 MILLION AND MAINTENANCE REVENUES OF $58 MILLION

•                  OVER 750 CASH SPIN UNITS PLACED DURING THE QUARTER

•                  PURCHASED 1.6 MILLION SHARES OF COMMON STOCK SINCE APRIL 1, 2010 FOR APPROXIMATELY $62 MILLION

•                  INITIATES FISCAL 2011 DILUTED EPS GUIDANCE IN THE RANGE OF $2.05 TO $2.40 AND SYSTEMS REVENUE GUIDANCE IN RANGE OF $220 MILLION TO $235 MILLION

LAS VEGAS, August 12, 2010 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, networked and server-based solutions for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) of $0.89 and $2.38 on revenue of $195 million and $778 million for the three months and year ended June 30, 2010, respectively, which excludes revenues of $6 million and $34 million, respectively, from discontinued operations related to the Rainbow Casino (“Rainbow”).  The current quarter benefitted from the gain on sale of the Rainbow Casino of $22 million, net of tax, or $0.38 per diluted share, and also included a loss of approximately $0.02 per diluted share from unfavorable foreign currency movements and $0.02 per diluted share related to discrete tax items.  Excluding the aforementioned items, fourth quarter Diluted EPS was $0.55 per share.

“While market conditions remain challenging, Bally has been committed over the past two years to heavily investing in research and development to strongly position the Company for the future,” said Richard M. Haddrill, the Company’s Chief Executive Officer. “We now have a strong and diverse profile of premium participation games, including Cash Spin, and our September release of ALPHA 2 on our new Pro Series TM Upright Cabinet will allow us to compete more effectively.”

“During the quarter, we successfully completed the sale of the Rainbow Casino, which we expect to result in net proceeds of $60 to $65 million,” added Robert C. Caller, the Company’s Chief Financial Officer.  “Since April 1, 2010, we repurchased over $62 million of our common stock, effectively reinvesting all of the net proceeds of the Rainbow sale into share repurchases.”

RAINBOW SALE

On June 8, 2010, the Company successfully completed the sale of its Rainbow Casino in Vicksburg, Miss. for approximately $80 million in an all-cash transaction.  The Company recognized a gain on the sale of $22.1 million net of approximately $12.2 million of income taxes, or $0.38 per diluted share.  During fiscal 2010, Rainbow contributed $0.11 to Diluted EPS.

Fiscal 2010 Bally Technologies, Inc. Highlights

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
	(dollars in millions, except per share amounts)
Total Revenues	$195.2	$195.9	$778.2	$843.8
Operating Income	$48.4	$48.0	$184.1	$203.0
Net income (1)	$51.0	$33.2	$137.5	$126.3
Adjusted EBITDA	$70.3	$77.5	$290.8	$299.0
Diluted EPS (1)	$0.89	$0.58	$2.38	$2.22

(1)         Net income and Diluted EPS for the three months and year ended June 30, 2010, include a $0.38 per diluted share gain on the sale of Rainbow Casino. Net income and Diluted EPS for the year ended June 30, 2010 includes an $11.4 million impairment charge, or $0.13 per diluted share, related to Alabama charitable bingo assets.

Three Months Ended June 30, 2010 Compared with Three Months Ended June 30, 2009

•                  Diluted EPS increased to $0.89 from $0.58 last year.  Three months ended June 30, 2010 Diluted EPS reflects a gain on the sale of Rainbow of $0.38 per diluted share, which was partially offset by a loss of approximately $0.02 per diluted share from unfavorable foreign currency movements and $0.02 per diluted share related to discrete tax items.  Excluding the items noted above, fourth quarter Diluted EPS was $0.55 per share.

•                  Adjusted EBITDA, (earnings before interest, taxes, depreciation and amortization, including asset impairment charges and share-based compensation), a non-GAAP financial measure, declined to $70 million as compared with $78 million last year.

•                  Operating margin remained constant at 25 percent in both periods.

•                  Total revenues decreased slightly to $195 million as compared with $196 million last year.

•                  Selling, general and administrative expenses (“SG&A”) remained constant at 26 percent of total revenues in both periods.

•                  Research and development expenses (“R&D”) increased to 11 percent of total revenues as compared with 10 percent last year.

Fiscal Year Ended June 30, 2010 Compared with Fiscal Year Ended June 30, 2009

•                  Diluted EPS increased to $2.38 from $2.22 last year.  Fiscal 2010 Diluted EPS reflects an impairment charge of $0.13 per diluted share related to Alabama charitable bingo assets, which was offset by a gain on the sale of Rainbow of $0.38 per diluted share.  Fiscal 2009 Diluted EPS benefited from a $0.03 gain from insurance reimbursement, which reduced SG&A.

•                  Adjusted EBITDA decreased to $291 million from $299 million in the prior period.

•                  Operating margin remained constant at 24 percent in both periods.

•                  Total revenues decreased to $778 million as compared with $844 million last year.

•                  SG&A expenses increased to 26 percent of total revenues as compared with 25 percent last year as a result of lower revenues.

•                  R&D expenses increased to 10 percent of total revenues as compared with 9 percent last year.

Since April 1, 2010, the Company repurchased more than 1.6 million shares of its common stock for approximately $62 million.  During fiscal 2010, the Company repurchased almost 2.3 million shares of its common stock for approximately $91 million.  The Company has $88 million remaining on its $150 million share-repurchase program.

Summary financial information for Bally Gaming Equipment and Systems for the three months and year ended June 30, 2010 and 2009 is presented below:

	Three Months Ended June 30,				Year Ended June 30,
	2010	% Rev	2009	% Rev	2010	% Rev	2009	% Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$63.5	32%	$78.2	40%	$273.7	35%	$357.0	42%
Gaming Operations	77.4	40%	70.8	36%	287.0	37%	275.0	33%
Systems	54.4	28%	47.0	24%	217.5	28%	211.8	25%
Total revenues	$195.3	100%	$196.0	100%	$778.2	100%	$843.8	100%

Gross Margin:
Gaming Equipment (1)	$31.6	50%	$38.3	49%	$138.0	50%	$166.8	47%
Gaming Operations	54.1	70%	51.6	73%	203.9	71%	194.9	71%
Systems (1) (2)	40.4	74%	33.2	71%	156.5	72%	150.2	71%
Total gross margin	$126.1	65%	$123.1	63%	$498.4	64%	$511.9	61%

Selling, general and administrative (3)	$51.7	26%	$51.4	26%	$203.2	26%	$212.7	25%
Research and development costs	21.0	11%	18.8	10%	80.3	10%	77.3	9%
Impairment charges	—	—	—	—	11.4	1%	—	—
Depreciation and amortization (3)	5.0	3%	4.9	3%	19.4	3%	18.9	2%
Operating income	$48.4	25%	$48.0	24%	$184.1	24%	$203.0	24%

(1)         Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

(2)         Certain costs of system sales previously included in SG&A costs have been reclassified in the prior year to conform to the current year presentation.

(3)         Costs previously included in the Parent Company’s SG&A and depreciation and amortization in the prior year have been consolidated with Bally Gaming Equipment and Systems in the current period.

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
Operating Statistics
New gaming devices	3,830	5,043	17,334	22,108
Original Equipment Manufacturer (“OEM”) units	—	—	—	505
New unit Average Selling Price (“ASP”)	$15,328	$14,245	$14,398	$14,259

	As of June 30,
	2010	2009
End-of-period installed base:
Gaming monitoring units installed base	386,000	362,000
Systems managed cashless games	321,000	310,000

Total linked progressive systems	1,030	1,010
Rental and daily-fee games	13,194	11,592
Video Lottery systems	7,739	8,152
Centrally determined systems	50,029	48,924

“We placed over 750 Cash Spin games, featuring our innovative U-Spin TM feature, in the June quarter, making Cash Spin the fastest premium game release in the Company’s history,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “The installed base of our other new gaming operations products such as our Digital Tower Series TM games, Hot Shot®, Jumbos, and DualVision TM cabinets also grew.  This September, we will introduce the first ALPHA 2 games on our recently introduced Pro Series Upright cabinet, which we believe will allow us to compete more effectively in the video slot segment of the market.”

“Our systems business continues to outpace the industry through new and enhanced technology products that help our customers reduce costs, protect previously invested capital, and deliver more powerful player experiences floor-wide across the entire casino,” said Ramesh Srinivasan, the Company’s Executive Vice President — Bally Systems.  “Our release of iVIEW DM TM is going well and is now live on approximately 90 percent of the slots in an international casino.  We expect that new content for iVIEW DM will be released during the coming weeks, including the DM Wheel for floor-wide bonusing, which will make the product’s value proposition even more compelling.   Additionally, we continue to see strong new opportunities in various international markets including Canada, New Zealand, Australia, Mexico, and South Africa.”

Highlights of Certain Results for the Three Months Ended June 30, 2010

Gaming Equipment

•                  Revenues decreased to $64 million as compared with $78 million last year.

•                  New gaming device sales decreased to 3,830 units as compared with 5,043 units last year, driven by fewer new openings and expansions during the period and a continued sluggish North America replacement cycle.

•                  New-unit sales to international customers were 1,225 units, or 32 percent of total new-unit shipments as compared with 1,042 units last year.

•                  ASP of new gaming devices increased by 8 percent to $15,328 per unit, primarily as a result of product mix.

•                  Gross margin increased to 50 percent from 49 percent last year, primarily due to improved manufacturing efficiencies and improved material costs and usage.

Gaming Operations

•                  Revenues increased to a quarterly record of $77 million as compared with $71 million last year driven by placement of new premium games throughout the quarter.

•                  Gross margin declined to 70 percent as compared with 73 percent last year due to increased jackpot expense.

Systems

•                  Revenues increased to a fourth quarter record of $54 million as compared with $47 million last year, due to increases in software and services revenue and higher maintenance revenues.

•                  Gross margin increased to 74 percent from 71 percent last year, primarily as a result of the change in mix of products sold and a reduction in hardware costs.

•                  Maintenance revenues increased to $15 million as compared with $14 million last year.

Highlights of Certain Results for the Fiscal Year Ended June 30, 2010

Gaming Equipment

•                  Revenues decreased to $274 million as compared with $357 million last year.

•                  New gaming device sales decreased to 17,334 units as compared with 22,108 units last year, primarily as a result of the continued sluggish North America replacement market and fewer new openings and expansions during the period, as well as a decline in the Company’s market share pending the release of its new technology platform.

•                  New-unit sales to international customers were 6,520 units, or 38 percent of total new-unit shipments as compared with 5,261 units last year.

•                  ASP of new gaming devices increased by 1 percent to $14,398 per unit, primarily due to the mix of newer and higher-priced platforms sold.

•                  Gross margin increased to 50 percent from 47 percent last year, primarily as a result of product mix, improved purchasing and manufacturing efficiencies, a reduction in royalty expense, and lower inventory write-downs.

Gaming Operations

•                  Revenues increased to an annual record $287 million as compared with $275 million last year, primarily driven by an increase in participation, rental, and license revenue.

•                  Gross margin remained at 71 percent in both periods.

Systems

•                  Revenues increased to a record $218 million as compared with $212 million last year, primarily as a result of higher maintenance, software, and services revenues which were partially offset by lower hardware revenues.

•                  Gross margin increased to 72 percent as compared with 71 percent last year, primarily as a result of product mix.

•                  Maintenance revenues increased to a record $58 million, as compared with $51 million in the same period last year.

Fiscal 2011 Business Update

The Company initiates fiscal 2011 guidance for Diluted EPS of $2.05 to $2.40.  As a result of normal seasonal trends, the timing of new jurisdictional openings, and the expectation of an improvement in customer spending in calendar year 2011, the Company expects that its Diluted EPS in the second half of fiscal 2011 will exceed the first half, with the first half of fiscal 2011 contributing approximately 40 percent and the second quarter being stronger than the first quarter.  This guidance considers a continued challenging North American replacement market during the last half of calendar 2010, with some increase in customer spending during calendar 2011, as well as the assumption that the Company will begin to see meaningful revenue from the Italy and Illinois VLT markets in the second half of fiscal 2011, although the timing in both of these markets is subject to change due to potential delays resulting from regulatory and other unforeseen issues.  This guidance does not consider benefits of other possible new gaming jurisdictions in North America or international markets and does not assume any revenue from Aqueduct in New York.

The Company also initiates fiscal 2011 guidance for systems revenues of $220 million to $235 million, including systems maintenance revenues of $61 million to $65 million.

The Company has provided this range of earnings guidance for fiscal 2011 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital markets conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Financial Measures

The following table reconciles the Company’s income from continuing operations attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA from Continuing Operations and Total Adjusted EBITDA:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in 000s)
Income from Continuing Operations	$27,445	$31,633	$109,223	$119,439
Impairment charges	—	—	11,379	—
Interest expense, net	1,931	3,065	9,271	15,748
Income tax expense	16,748	15,603	60,721	64,781
Depreciation and amortization	18,462	18,309	73,900	68,772
Share-based compensation	3,291	5,446	13,793	16,259
Adjusted EBITDA from Continuing Operations	$67,877	$74,056	$278,287	$284,999
Discontinued Operations EBITDA	2,410	3,399	12,540	14,027
Total Adjusted EBITDA	$70,287	$77,455	$290,827	$299,026

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset impairment charges and share-based compensation and excluding gain on disposal of discontinued operations) is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA for the fiscal year ended June 30, 2009 includes the $3 million insurance reimbursement from previous claims for the 2005 U.S. Gulf Coast hurricanes.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in numbers are 866-700-0161 or 617-213-8832 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting Investor Relations.  Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.  For those who miss this event, an archived version will be available at BallyTech.com until September 11, 2010.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced technology-based gaming devices and systems worldwide. Bally’s product line includes reel-spinning slot machines, video slot machines, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. Additional Company information, including the Company’s investor presentations, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward-looking statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED JUNE 30, 2010 AND 2009

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
	(in 000’s, except per share amounts)
Revenues:
Gaming equipment and systems	$117,908	$125,152	$491,241	$568,795
Gaming operations	77,340	70,796	286,950	274,965
	195,248	195,948	778,191	843,760
Costs and expenses:
Cost of gaming equipment and systems (1)	45,934	53,558	196,699	251,710
Cost of gaming operations	23,252	19,175	83,106	80,083
Selling, general and administrative	51,733	51,504	203,195	212,735
Research and development costs	20,980	18,784	80,301	77,277
Depreciation and amortization	4,959	4,923	19,401	18,937
Impairment charges	—	—	11,379	—
	146,858	147,944	594,081	640,742
Operating income	48,390	48,004	184,110	203,018
Other income (expense):
Interest income	1,042	613	3,310	3,392
Interest expense	(2,974)	(3,678)	(12,581)	(19,140)
Other, net	(2,124)	2,756	(4,021)	(2,310)
Income from continuing operations before income taxes	44,334	47,695	170,818	184,960
Income tax expense	(16,748)	(15,603)	(60,721)	(64,781)
Income from continuing operations	27,586	32,092	110,097	120,179
Discontinued operations:
Income from discontinued operations, net	1,639	1,817	7,181	8,057
Gain on disposal of discontinued operations, net of taxes	22,079	—	22,079	—
Income from discontinued operations	23,718	1,817	29,260	8,057
Net income	51,304	33,909	139,357	128,236
Less net income attributable to non-controlling interests	263	719	1,880	1,927
Net income attributable to Bally Technologies, Inc.	$51,041	$33,190	$137,477	$126,309
Basic earnings per share attributable to Bally Technologies, Inc.:

Income from continuing operations	$0.50	$0.58	$2.00	$2.19
Discontinued operations	0.03	0.03	0.11	0.13
Gain on sale of discontinued operations	0.40	—	0.41	—
Basic earnings per share	$0.93	$0.61	$2.52	$2.32

Diluted earnings per share attributable to Bally Technologies, Inc.:

Income from continuing operations	$0.48	$0.55	$1.89	$2.10
Discontinued operations	0.03	0.03	0.11	0.12
Gain on sale of discontinued operations	0.38	—	0.38	—
Diluted earnings per share	$0.89	$0.58	$2.38	$2.22

Weighted average shares outstanding:
Basic	54,754	54,092	54,576	54,449
Diluted	57,555	56,922	57,675	57,058
Amounts attributable to Bally Technologies, Inc.:
Income from continuing operations, net of tax	$27,445	$31,633	$109,223	119,439
Income from discontinued operations, net of tax	1,517	1,557	6,175	6,870
Gain on sale of discontinued operations, net of tax	22,079	—	22,079	—
Net income	$51,041	$33,190	$137,477	126,309

(1)	Cost of gaming equipment and systems exclude amortization related to certain intangibles including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2010 AND 2009

	June 30, 2010	June 30, 2009
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$145,089	$55,886
Restricted cash	8,303	9,076
Accounts and notes receivable, net of allowances for doubtful accounts of $9,974 and $8,897	207,365	174,653
Inventories	42,806	52,887
Prepaid and refundable income tax	7,783	43,756
Deferred income tax assets	35,973	35,802
Deferred cost of revenue	14,568	21,906
Prepaid assets	11,172	7,347
Assets held for sale	—	51,284
Other current assets	3,350	13,010
Total current assets	476,409	465,607
Restricted long-term investments	13,075	12,097
Long-term receivables, net of allowances for doubtful accounts of $5,169 and $0	30,163	9,826
Property, plant and equipment, net of accumulated depreciation of $47,714 and $43,777	32,094	33,410
Leased gaming equipment, net of accumulated depreciation of $153,780 and $117,638	82,357	95,012
Goodwill	161,153	161,960
Intangible assets, net	34,048	32,198
Deferred income tax assets	29,980	17,276
Income tax receivable	8,688	—
Long-term deferred cost of revenue	30,958	41,615
Other assets, net	14,251	11,881
Total assets	$913,176	$880,882
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,775	$19,864
Accrued liabilities	45,662	45,515
Customer deposits	10,185	10,375
Jackpot liabilities	11,531	12,171
Deferred revenue	33,875	49,122
Income tax payable	6,982	2,971
Liabilities related to assets held for sale	—	2,695
Current maturities of long-term debt	42,543	35,337
Total current liabilities	174,553	178,050
Long-term debt, net of current maturities	131,250	173,750
Long-term deferred revenue	40,236	60,464
Other income tax liability	13,646	22,072
Other liabilities	9,299	7,797
Total liabilities	368,984	442,133
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 59,495,000 and 57,091,000 shares issued and 54,392,000 and 54,312,000 outstanding	5,943	5,703
Treasury stock at cost, 5,103,000 and 2,779,000 shares	(157,053)	(64,727)
Additional paid-in capital	392,853	330,465
Accumulated other comprehensive loss	(3,044)	(770)
Retained earnings	303,100	165,623
Total Bally Technologies, Inc. stockholders’ equity	541,811	436,306
Non-controlling interests	2,381	2,443
Total stockholders’ equity	544,192	438,749
Total liabilities and stockholders’ equity	$913,176	$880,882